Exhibit 16.1

June 3, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549

Dear Sirs:

We have read the statements included under Item 4.01 in the Form 8-K dated June 3, 2013 of JBI, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements as they relate to our firm.

Yours truly,

/s/ MSCM LLP

MSCM LLP